Exhibit 10.11

NOTICE AND ACKNOWLEDGEMENT OF MODIFICATION

TO PAYMENT SCHEDULE

The Director of the Department of Development of the State of Ohio, now known as the Ohio Development Services Agency (the "Director") and Intellinetics, Inc. (the "Borrower") entered into a Loan Agreement dated July 17, 2009 in the original principal amount of $1,012,500.00 evidenced by a Cognovit Promissory Note dated July 17, 2009 (the "Note").

The parties agree that the Loan Agreement is hereby amended to authorize the Director to modify the amortization schedule from time to time, setting forth the amount of principal, interest and service fee payable under the Note. Pursuant to the Company's request, the Director has modified the payment schedule pursuant to the amortization schedule noted as Amortization Schedule #2, which is attached hereto as Exhibit A (the "Revised Schedule"). The Borrower agrees that this Revised Schedule shall supersede all prior amortization schedules, whether in the Note or in an attachment to the Note, and the undersigned Company acknowledges and authorizes the Director to update the schedule as an attachment to the Note. All other terms of the Note remain unchanged.

BORROWER: Intellinetics, Inc.,

an Ohio corporation

By:	/s/ William J. Santiago

Print: William J. Santiago

Date: 12/31/2012

Exhibit A

Summary of Amortization Schedule #2

Effective December 31, 2012, Intellinetics and the Ohio State Development Authority entered into a Notice and Acknowledgement of Modification to Payment Schedule (the “December 31, 2012 Modification #1”) relating to the June 17, 2009 note payable issued by Intellinetics to the Ohio State Development Authority in the amount of $1,012,500, bearing interest at a rate of 6.00% per annum. Pursuant to the December 31, 2012 Modification #1, the Ohio State Development Authority deferred principal and interest payment for a six month period from December 1, 2012 to May 1, 2013, with the next principal and interest payment due on June 1, 2013.